EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NBT Bancorp Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-3 (File No. 333-181134) and Forms S-8 (File Nos. 333-71830, 333-72772, 333-73038, 333-66472, 333-97995, 333-107479, 333-107480, 333-127098, 333-139956, 333-150956 and 333-168332) of NBT Bancorp Inc. of our reports dated February 29, 2016, with respect to the consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of NBT Bancorp Inc.

/s/ KPMG LLP

Albany, New York
February 29, 2016